EXHIBIT 4.8

                RESTATED U.S. ENERGY CORP. 1996 STOCK AWARD PLAN
                                       AND
              AMENDMENT TO U.S. ENERGY CORP. 1990 STOCK BONUS PLAN
                                 AUGUST 19, 1997

                                   RESOLUTION

               WHEREAS, the 14,158 common shares of U.S. Energy Corp. ("USE" or the "Company") authorized by the shareholders for 1997 issuance under the 1996 Stock Award Plan, have not been issued; and

               WHEREAS, the intent of the Board in authorizing the 1996 Stock Award Plan was to provide an incentive for such officers constituting management personnel to remain with the Company and Crested Corp.; and

               WHEREAS, the board of directors deem it in the best interests of the Company to modify the Company's 1996 Stock Award Plan and to further modify the 1990 Stock Bonus Plan as amended.

               NOW, THEREFORE, BE IT RESOLVED, that the 1996 Stock Award Plan ("Plan"), as originally approved by the shareholders of USE at the December 13, 1996 Annual Meeting, is hereby modified to (i) lower the annual expense of the Company as reflected on its financial statements, of issuing the shares, and (ii) provide an incentive for such management personnel to remain with the Company and Crested Corp. until retirement; that in connection therewith, the Plan is modified and restated as follows:

                         RESTATED 1996 STOCK AWARD PLAN

        1. 67,000 shares of Common Stock of the Company shall be available each year, for an aggregate total of 402,000 shares being available for issue in the name of certain officers of USE. 14,158 shares have already been approved for issue to five officers of the Company for the grant year 1997 under the 1996 Stock Award Plan (the "Plan"), of which 8,452 shares have been recorded on the books of the Company as of May 31, 1997. All provisions of this Restated 1996 Stock Award Plan (the "Restated Plan") shall apply to all of those 14,158 shares, as if approved for original issue hereunder and that the Company's stock transfer agent be instructed and directed to issue the 14,158 shares to the five officers pursuant to the Resolution approved by the shareholders at the December 13, 1996 shareholders' meeting and deliver the shares to the USE Treasurer.


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                                                                     EXHIBIT 4.8

        2. The number of shares to be awarded each year out of the 67,000 shares available each year (plus any unissued shares from prior grant years) shall be determined by the Compensation Committee of the board of directors of the Company, based upon (i) the earnings per share of Common Stock for the prior fiscal year (the first fiscal year to be considered shall be the year ended May 31, 1996, with respect to the first grant year, 1997); and (ii) other factors bearing on the prior fiscal year's goals and the achievement of such goals.

        3. The total number of shares to be issued shall be allocated among the officers based on the following percentages:

                             OFFICER                         PERCENTAGE
                             John L. Larsen                    29.85%
                             Daniel P. Svilar                  22.39%
                             Max T. Evans                      17.91%
                             Harold F. Herron                  14.93%
                             R. Scott Lorimer                  14.93%

        4. The shares shall be issued in the name of the officer, but the shares and the certificates therefor shall be held in trust by the Treasurer of the Company. Such shares shall be deemed outstanding and entitled to vote, however, all voting rights shall be held and exercised by non-employee directors of the Company in their sole discretion. All dividends on the shares, whether in stock, cash or distributions from subsidiary corporation stock, shall be held in trust by the Treasurer for the benefit of the officer entitled to such dividends.

        5. Shares issued in the name of the officer shall not become available to or come under the control of the officer in whose name the shares were issued until termination of employment of the officer by retirement from the uranium production business, death or disability. Upon termination of employment, the shares and certificates shall be released to the officer, subject to the 6 month period (or portion thereof) hold provision which may be applicable pursuant to paragraph 11 of this Resolution.

        6. In the event of an officer terminating his employment prior to his retirement from the uranium production business (no sooner than age 55), death or disability, all unallocated shares issued in his name shall be forfeited to the U.S. Energy Corp. treasury. The Board of Directors of USE and Crested Corp. can override this provision if they so deem appropriate.

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                                                                     EXHIBIT 4.8


        7. For financial reporting purposes (i) the cost of the stock will be split with Crested Corp.; (ii) the cost will be amortized on the books of the Company at 20% per year, and (iii) upon termination of the officer's employment, the Company will report the release of the shares (in the fiscal year of termination) on the Company's books as an expense for the Company in an amount equal to the closing price of the shares reported on NASDAQ or such successor market on the termination date less the original cost booked at time of issuance. No deduction for tax purposes will be taken until such time as the shares are released and delivered to the officer or his heirs or estate.

        8. In the event there is a change in control of the Company as the result of a hostile takeover or the Company being acquired by another entity, and as a further result, the officer's employment is terminated within 3 years of the change in control, then the number of shares which have been held in trust in the name of the officer under this Restated Plan shall be automatically doubled without further action of the Company and released to such officer.

        9. A registration statement on Form S-8 shall be filed with the Securities and Exchange Commission for this Restated Plan, to permit the issuance of shares hereunder as unrestricted except for such restrictions as may apply because of the affiliation of the recipients with the Company. This Restated Plan shall be filed as an exhibit to the Form S-8, and the Company shall not be required to file a "reoffer prospectus" for resale of any shares issued under this Restated Plan to any officer of the Company, until after his retirement, death or disability.

        10.    For purposes of the reporting  obligations  of the officers under
               Section 16(a) of the Securities Exchange Act of 1934, and the liability provisions of Section 16(b) of the Act, the receipt by an officer of shares pursuant to this Restated Plan shall be reported on Form 4 filed with the SEC by the officer (i) as the acquisition of securities in the name of the officer (not the Treasurer); (ii) on Table I of Form 4 (with the price subcolumn in Column 4 blank); (iii) in Column 6 of Form 4 as directly owned by the officer, using Transaction Code A pursuant to SEC Rule 16b-3(d); and (iv) all the shares issued shall be reported on the Form 4, disregarding the vesting provisions for reporting purposes (however, the vesting mechanism shall be noted by footnote on the Form 4).



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                                                                      EXHIBIT4.8

        11. In order to preserve the exemption from the liability provisions of Section 16(b) provided by SEC Rule 16b-3(d)(3), under no circumstances shall any officer dispose of any shares which have been acquired under this Restated Plan until at least 6 months after the date of acquisition of the shares (which shall be the date of award in any grant year). The board of directors recognizes that generally such 6 month hold provision will not be applicable, due to the provisions of paragraph 5 of this Resolution.


                         RESTATED 1990 STOCK BONUS PLAN

               FURTHER RESOLVED, that the Company's 1990 Stock Bonus Plan as amended, shall be modified by adding the following provisions:

        1. None of the shares issued above shall become available to or come under the control of the officer in whose name the certificates were issued until termination of employment of the officer by retirement from the uranium production business, death or disability. Upon termination of employment, the shares and certificates shall be released to the officer, subject to the 6 month period (or portion thereof) hold provision which may be applicable pursuant to the following provision.

               (a)    In order to  preserve  the  exemption  from the  liability provisions of Section 16(b) provided by SEC Rule 16b-3(d)(3), under no circumstances shall any officer dispose of any shares which have been acquired under this Restated 1990 Stock Bonus Plan until at least 6 months after the date of acquisition of the shares (which shall be the date of award in any grant year).

        2. All other provisions of the 1990 Stock Bonus Plan remain and are in full force and effect.

               BE IT FURTHER RESOLVED, that the modifications to the 1996 Stock Award Plan and the 1990 Stock Bonus Plan shall as required by the Company's SEC Counsel, be submitted to the Company's shareholders at the 1998 Annual Meeting of Shareholders.


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